                                                                      Exhibit 12

CONSOL Energy
Computation of Ratio of Earnings to Fixed Changes
(000's Omitted)

                                       Six Months Ended         Twelve Months Ended
                                         December 31,                 June 30,
                                       -----------------    -----------------------------
                                        2001       2000      2001       2000       1999
                                       -------    ------    -------    -------    -------
Earnings
   Income from continuing operations
     before income taxes ...........   (19,620)   37,345    240,335    106,547    110,857
   Fixed charges, as shown below ...    18,787    33,179     62,343     61,670     62,437
   Equity in income of investees ...      (796)   (8,984)   (19,437)    (1,969)        --
                                       -------    ------    -------    -------    -------
Adjusted Earnings (Loss) ...........    (1,629)   61,540    283,241    166,248    173,294
                                       =======    ======    =======    =======    =======
Fixed Charges:
   Interest on indebtedness,
   expensed or capitalized .........    16,564    30,806     57,598     55,289     55,860
   Interest within rent expense ....     2,223     2,373      4,745      6,381      6,577
                                       -------    ------    -------    -------    -------
Total Fixed Charges ................    18,787    33,179     62,343     61,670     62,437
                                       =======    ======    =======    =======    =======

Ratio of Earnings to Fixed Charges .        (a)     1.85       4.54       2.70       2.78
                                       =======    ======    =======    =======    =======

                                       Six Months
                                         Ended          Twelve Months Ended
                                        June 30,            December 31,
                                       ----------   ---------------------------
                                          1999       1998       1997      1996
                                       ----------   -------   -------   -------
Earnings
   Income from continuing operations     40,160     212,482   233,676   188,699
     before income taxes
   Fixed charges, as shown below ...     33,792      54,109    52,117    51,155
   Equity in income of investees ...         --          --        --        --
                                         ------     -------   -------   -------
Adjusted Earnings (Loss) ...........     73,952     266,591   285,793   239,854
                                         ======     =======   =======   =======
Fixed Charges:
   Interest on indebtedness,
   expensed or capitalized .........     30,504      48,138    45,876    44,510
   Interest within rent expense ....      3,288       5,971     6,241     6,645
                                         ------     -------   -------   -------
Total Fixed Charges ................     33,792      54,109    52,117    51,155
                                         ======     =======   =======   =======

Ratio of Earnings to Fixed Charges .       2.19        4.93      5.48      4.69
                                         ======     =======   =======   =======

(a) The deficiency of earnings to cover fixed charges was $20,416 for the period ended December 31, 2001.